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                                                                    EXHIBIT 99.1
Wednesday June 6, 2:28 pm Eastern Time

Press Release

SOURCE: Active IQ Technologies, Inc.

Active IQ Technologies, Inc. Acquires Accounting Software Vendor, Red Wing Business Systems, Inc.

MINNEAPOLIS, June 6 /PRNewswire/ -- Today, Active IQ Technologies, Inc. (Nasdaq:
AIQT - news) announced the acquisition of Red Wing Business Systems, Inc., a privately held accounting software company based in Red Wing, Minn.

Red Wing Business Systems (http://www.redwingsoftware.com) has been a leading producer of accounting and financial management software for growing small and mid-sized businesses since 1979, providing affordable, flexible accounting solutions for two distinct product lines. Red Wing's Windows Accounting Series, solidly fills the gap between inexpensive, ultra-simple "starter" software and the significant cost and complexity of high-end software. AgCHEK(TM) Accounting, the nation's leading accounting software dedicated solely to farm and agricultural producers, handles everything from check writing and basic payroll to complete financial and cost of production reporting. Other products include a full-featured Payroll processing and reporting system that integrates with both the business and agricultural accounting systems.

According to Steve Thompson, president of Red Wing Business Systems, "We are the only accounting software company successfully focused exclusively on the 'gap' market-one filled with significant and yet-to-be-realized potential. This is an excellent match with Active IQ's focus on developing eBusiness solutions for small to mid-sized businesses. Our Epoxy Network integration is the tip of the iceberg as we meld our product strengths. Our success as a part of Active IQ will come through our growth into new technologies while maintaining the product stability and dependability our customers and reseller partners count on."

Kenneth Brimmer, CEO of Active IQ, noted, "Red Wing Business Systems provides an outstanding growth opportunity. We look forward to bringing additional functionality to the more than 10,000 users of Red Wing software and to growing the basic Red Wing business with a more robust product offering."

Red Wing software is sold through a partner network of leading computer software resellers, consultants and CPA firms throughout North America. Red Wing offers unlimited toll-free customer support and maintenance programs, training seminars and personal contact through the partner network.

About Active IQ Technologies, Inc.

Active IQ Technologies, Inc. (http://www.activeiq.com) is headquartered in Minneapolis with offices in Las Vegas. Active IQ Technologies provides products and services that address the eBusiness needs of small and medium-sized organizations. The company's Epoxy Network is a service-based solution that provides fully integrated eBusiness solutions to existing legacy applications.

The Company notes that statements in this press release, and elsewhere, that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.